GLOBAL CONCEPTS RECORD BREAKING QUARTER.


GARRISON, NEW YORK - (March 10, 2005) Global Concepts, Ltd (OTCBB:GCCP) announced today, in advance of its year end audit, that revenue for the 4th quarter of 2004 would exceed $4,500,000.

The great bulk of this revenue came from our October 1, 2004 acquisition in France of Campagnie Logistic Transportes Automobiles, S.A. ("CLTA"). We expect this subsidiary to show a respectable profit for this fourth quarter.

We also expect that first quarter revenue will significantly exceed this short-lived record, and that the second quarter of 2005 will again set a new record for quarterly revenue. Investors need not be reminded that on February 1st we took over certain assets of Trans Cuisinier (also in France), and these assets have yielded immediate positive results in dramatic sales increases and profit.

Mike Margolies, Global"s Chairman and CEO commented: "It's a great feeling to know, in so short a time, that these major corporate decisions we made in the last six months turned out to be so perfect. I predicted a dramatic 2005, and it's happening. Stay tuned for our exciting results."

For further information contact Ed Rodriguez at 973-233-1233.

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The information in this Press Release includes certain "forward-
looking" statements within the meaning of the Safe Harbor provisions of Federal Securities Laws. Investors are cautioned that such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will provide to be correct. Factors that could cause results to differ include, but are not limited to successful performances of internal plans, the impact of competitors, and general economic risks and uncertainties.